SED INTERNATIONAL HOLDINGS, INC.

4916 NORTH ROYAL ATLANTA DRIVE

TUCKER, GEORGIA 30085

Dear SED International Holdings, Inc. Shareholders:

You are cordially invited to attend the 2001 Annual Meeting of Shareholders to be held at the executive offices of SED International Holdings, Inc. (the "Company"), 4916 North Royal Atlanta Drive, Tucker, Georgia, on Thursday, November 20, 2001, at 12:00 p.m., local time, for the following purposes:

  (i) To elect two Class I directors for terms to expire at the 2004 Annual Meeting of Shareholders; and

  (ii) To transact such other business as may properly come before the meeting or any adjournments thereof.

  During the meeting we will review the results of the fiscal year ended June 30, 2001 and report on significant aspects of our operations during the first quarter of fiscal 2002.

  We would appreciate your completing, signing, dating and returning to the Company the enclosed proxy card in the envelope provided at your earliest convenience. If you decide to attend the meeting, you may, of course, revoke your proxy and vote your own shares.

  Sincerely,

  /s/ Gerald Diamond

  Chairman of the Board and

  Chief Executive Officer

  October 19, 2001

  SED INTERNATIONAL HOLDINGS, INC.

  4916 NORTH ROYAL ATLANTA DRIVE

  TUCKER, GEORGIA 30085

  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  To the Shareholders:

  The Annual Meeting of Shareholders of SED International Holdings, Inc. (the "Company") will be held at the executive offices of the Company, 4916 North Royal Atlanta Drive, Tucker, Georgia, on Thursday, November 20, 2001, at 12:00 p.m., local time, for the following purposes:

  (i) To elect two Class I Directors for terms to expire at the 2004 Annual Meeting of Shareholders; and

  (ii) To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed September 12, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

  IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

  By Order of the Board of Directors,

  /s/ Larry G. Ayers,

  Secretary

  October 19, 2001

  SED INTERNATIONAL HOLDINGS, INC.

  4916 NORTH ROYAL ATLANTA DRIVE

  TUCKER, GEORGIA 30085

  PROXY STATEMENT

  This Proxy Statement is furnished by and on behalf of the Board of Directors (the "Board") of SED International Holdings, Inc. (the "Company") in connection with the solicitation of proxies for use at the 2001 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 12:00 p.m., local time, Thursday, November 20, 2001, at the Company's executive offices, 4916 North Royal Atlanta Drive, Tucker, Georgia 30085, and at any adjournments thereof. The Notice of Annual Meeting of Shareholders, this Proxy Statement, and the form of proxy will be first mailed on or about October 19, 2001, to the shareholders of the Company (the "Shareholders") of record on the Record Date (as defined below), and the Company will bear all the costs associated with this solicitation.

  THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

  SHARES ENTITLED TO VOTE

  Each valid proxy given pursuant to this solicitation that is received in time for the Annual Meeting and not revoked will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in the proxy. If instructions are not given in the proxy, it will be voted (i) for the election as directors of the nominees listed in this Proxy Statement, and (ii) in accordance with the best judgement of the proxy holders on any other matter that may properly come before the meeting. The submission of a signed proxy will not affect a Shareholder's right to attend and to vote in person at the Annual Meeting. Shareholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company at the following address: SED International Holdings, Inc., 4916 North Royal Atlanta Drive, Tucker, Georgia 30085, Attn: Larry G. Ayers, Secretary; executing a proxy bearing a later date; or attending and voting in person at the Annual Meeting.

  Only Shareholders of record as of the close of business on September 12, 2001 ( the "Record Date"), will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date there were 8,019,508 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented for Shareholder vote.

  According to the Bylaws of the Company (the "Bylaws"), the holders of a majority of the shares of Common Stock outstanding and entitled to be voted at the Annual Meeting must be present in person or be represented by proxy to constitute a quorum and to act upon proposed business. If a quorum is not present or represented by proxy at the Annual Meeting, the meeting will be adjourned and the Company will be subjected to additional expense. If a quorum is present or represented by proxy at the Annual Meeting, the Bylaws provide that the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will decide the corporate action taken unless a different vote is required by Georgia law, the Articles of Incorporation or the Bylaws. Georgia law and the Bylaws specify that directors shall be elected by the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether the matter has been approved by the Shareholders, abstentions have the same effect as negative votes for each proposal other than the election of directors. Broker non-votes are not deemed to be present or represented for purposes of determining whether Shareholder approval of that matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the Annual Meeting.

  PROPOSAL 1 - ELECTION OF DIRECTORS

  The Board currently consists of seven members. The Board is divided into three classes of directors, designated Class I, Class II and Class III. Classes I and III each have two members. The term of the Class I directors expires at the Annual Meeting. The terms of the Class II and Class III directors expire at the 2002 and 2003 Annual Meetings of Shareholders, respectively. Shareholders annually elect directors of one of the three classes for three-year terms, to serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal. At the Annual Meeting, the Shareholders will elect two directors to serve as Class I directors. The Board has nominated Stewart I. Aaron and Mark Diamond for election as Class I directors to serve until the Annual Meeting of Shareholders in 2003 and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Mr. Stewart I. Aaron and Mr. Mark Diamond currently serve as Class I directors.

  Each nominee has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting any of the nominees are unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the Board. The Board has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

  The Board recommends that the Shareholders vote FOR the election of the nominees named above as directors of the Company for Class I directors.

  NOMINEES FOR DIRECTORS - CLASS I - TERM TO EXPIRE IN 2004

Nominee	Age	Positions, Offices and Other Information

Stewart I. Aaron	61	Mr. Aaron has been a director of the Company since November 1994. Mr. Aaron has served for over 20 years as President of LABS, Inc., a silk plant manufacturer based in Atlanta, Georgia.

Mark Diamond	36	Mr. Diamond has been a director of the Company since October 1996. Mr. Diamond currently serves as President and Chief Operating Officer of SED International, Inc. Mr. Diamond has been employed by SED International on a full-time basis in the Sales Department since January 1987. In February 1991, Mr. Diamond was elected Vice President - Sales of SED International; in May 1993, he was elected Executive Vice President - Marketing of SED International; and in February 1994, he was elected Executive Vice President - Sales of SED International. Mr. Diamond has served as Executive Vice President of the Company since June 1995, and in August 1995 was elected Executive Vice President of SED International, Inc. In 1999 Mr. Diamond was elected President and Chief Operating Officer of the Company. Mark Diamond is the son of Gerald Diamond and Jean Diamond.

  DIRECTORS CONTINUING IN OFFICE - CLASS III - TERM TO EXPIRE IN 2003

  Name Age Positions, Offices and Other Information

Elliott Cohen	65	Mr. Cohen has been engaged in the practice of law as an attorney since 1960. Since 1977 Mr. Cohen has practiced law with Cohen, Pollock, Merlin, Axelrod & Small, P.C., a firm he founded, which is located in Atlanta, Georgia. Cohen, Pollock, Merlin, Axelrod & Small, P.C. performs some legal work for the Company.

Joel Cohen	62	Mr. Cohen has been a director of the Company since November 1998 from October 6, 1998, until his retirement in September 2000, Mr. Cohen served as Vice President - Marketing for the Queen Carpet Division of Shaw Industries, Inc. Mr. Cohen served as Vice President - Marketing of Queen Carpet Corporation from 1973 until 1998. Shaw Industries is the largest manufacturer of commercial and residential carpet in the United States. Mr. Cohen was in the textile-related business for over 35 years.

Gerald Diamond	63	Gerald Diamond has been a director of the Company or its Predecessor since 1980. Mr. Diamond currently serves as Chairman of the Board and Chief Executive Officer of the Company and SED International. He was elected President and Chairman of the Board of the Company and Chief Executive Officer and Chairman of the Board of SED International in June 1986, and has served in two or more capacities as Chairman of the Board, Chief Executive Officer and President of the Company and SED International from that time until May 1995. Mr. Diamond was a founder of the Predecessor and served as its President and Treasurer from July 1980 through July 1986. Mr. Diamond has been in the electronics-related business for over 35 years. Mr. Diamond is the father of Mark Diamond and the husband of Jean Diamond.

  DIRECTORS CONTINUING IN OFFICE - CLASS II - TERM TO EXPIRE IN 2002

  Name Age Positions, Offices and Other Information

Larry G. Ayers	55	Mr. Ayers has been a director since 1999. Mr. Ayers has served as Vice President-Finance and Secretary of the Company since August 1986 and as Chief Financial Officer since November 1989. He has served as Treasurer of the Company from August 1986 to November 1999 and again since May 2000. He has served as Vice President - Finance of SED International, Inc., a wholly owned subsidiary of the Company, since July 1986, Secretary since August 1986 and Chief Financial Officer since November 1989 and Treasurer from August 1986 to November 1999 and again since May 2000. Mr. Ayers served as Vice President-Finance of the predecessor to the Company, Southern Electronics Distributors, Inc., a Georgia corporation (the "Predecessor"), from May 1986 through July 1986. Mr. Ayers served as the Treasurer of Aaron Rents, Inc., a furniture rental and sales company, from 1982 through September 1985 and as an accountant with Touche Ross & Co., a national accounting firm, from 1970 through 1982.

Melvyn I. Cohen	61	Mr. Cohen has been the sole member of M. Cohen and Company LLC, a certified public accounting firm in the State of New Jersey, since December 1994. Mr. Cohen has been a member of the American Institute of Certified Public Accountants and a member of the New Jersey Society of Certified Public Accountants since 1968. Mr. Cohen has been a Certified Public Accountant for over 35 years.

Cary Rosenthal	61	Mr. Rosenthal has been a director of the Company since 1992. From 1998 until his retirement in September 2000, Mr. Rosenthal was a director of Master Graphics, Inc. Mr. Rosenthal served as President and Chief Executive Officer of Phoenix Communications, a division of Master Graphics, Inc., a commercial printing firm from December 1997 to September 2000 and he previously served as President and Chief Executive officer of Phoenix Communications, Inc., from 1977 until December 1997. Phoenix Communications was sold to Master Graphics in December 1997.

  INFORMATION CONCERNING THE BOARD OF DIRECTORS

  The Company's Board of Directors has adopted a written charter for the Audit Committee. The Board held four meetings during the fiscal year ended June 30, 2001 ("Fiscal 2001"). No director attended less than 75% of the aggregate number of meetings of the Board, except E. Cohen who attended 66% of the meetings which he was eligible to attend. The Board has no standing nominating committee.

  Messrs. Aaron, E. Cohen, J. Cohen and M. Cohen constituted the Company's Audit Committee during Fiscal 2001 and each of them are "independent" in accordance with Rule 4200(a)(14) of the NASDAQ listing standard, as required by the Company's Audit Committee Charter, adopted by the Company on May 9, 2000. The Audit Committee met four times in fiscal 2001, with Messrs. J. Cohen and M. Cohen attending all meetings. Messrs. Aaron and E. Cohen attended 50% of the meetings which they were eligible to attend.

  The responsibilities of the Audit Committee include, in addition to such other duties as the Board may specify: (i) making recommendations to the Board with respect to the selection of independent auditors and their duties; (ii) conferring with and receiving reports from the Company's independent auditors; (iii) authorizing any special or supplemental activities of the Company's independent auditors and considering the effect of such activities on their independence; and (iv) reviewing internal auditing procedures and the adequacy of internal controls and monitoring compliance with such controls.

  The Audit Committee Report

  As required by the terms of the Audit Committee Charter, the undersigned members of the Audit Committee have:

  - reviewed and discussed the Company's audited financial statements with management of the Company;

  - reviewed and discussed with the Company's independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as it may be amended or supplemented; and

  - received the written disclosures and the letter from the independent accountants, as required by Independent Standards Board Standard No. 1 ("Independence Discussions with Audit Committee") as may be modified or supplemented, and has discussed with the independent accountants, the independent accountants' independence;

  Based on the foregoing, the Audit Committee has recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2001 for filing with the Securities and Exchange Commission.

  Respectfully submitted,

  /s/ Melvyn I. Cohen, Chairman

  /s/ Stewart I. Aaron

  /s/ Elliott Cohen

  /s/ Joel Cohen

  On August 26, 1998 the Board established a Compensation Committee comprised of Messrs. Aaron, J. Cohen, G. Diamond and Rosenthal. The Compensation Committee is responsible for setting annual and long-term performance goals for the Chief Executive Officer, evaluating his performance against these goals, and recommending his salary, bonus and long-term incentives. The Compensation Committee reviews the performance of all of the other executive officers of the Company and recommends to the Board the amount and form of all compensation of executive officers of the Company. The Compensation Committee held one meeting during Fiscal 2001. Gerald Diamond, Chief Executive Officer of the Company, does not participate in evaluating his own performance (see "Executive Compensation---Executive Compensation Report -- Executive Compensation Components" and "Executive Compensation -- Employment Agreements").

  During Fiscal 2001, Messrs. Aaron, J. Cohen, M. Cohen and Rosenthal each received aggregate cash compensation of $10,000 for attendance at regular Board meetings. E. Cohen received an aggregate cash compensation of $7,500 for attendance at regular meetings. This compensation was not contingent on the number of regular Board meetings attended. In addition to compensation for regular Board Meeting attendance, Messrs. Aaron, M. Cohen and Rosenthal were paid $1,995, $6,032 and $4,355, respectively, for advisory services. The Company also pays ordinary and necessary travel expenses for non-management directors to attend Board and any committee meetings.

  As additional compensation for serving as directors of the Company in Fiscal 2001, Messrs. Aaron, J. Cohen, M. Cohen and Rosenthal each received a non-qualified stock option to purchase up to 10,000 shares of Common Stock having an exercise price of $3.88 per share, which vested immediately upon grant pursuant to the Company's 1995 Formula Stock Option Plan.

  OWNERSHIP OF SHARES

  The following table sets forth certain information as of September 12, 2001 regarding the number of shares of Common Stock beneficially owned by each director and director nominee of the Company, each Named Executive Officer (as defined under "Executive Compensation---Compensation Tables"), all directors and executive officers of the Company as a group, and all persons known to the Company to beneficially own more than five percent of the outstanding shares of Common Stock. All shares of Common Stock shown in the table reflect sole voting and investment power except as otherwise noted.

	Amount and Nature	Percent
Name of Beneficial Owner	of Beneficial Ownership	of Class

Stewart I. Aaron	30,200 (1)	*

Larry G. Ayers	38,050 (2)	*

Elliott Cohen	10,000 (1)	*

Joel Cohen	49,000 (3)	*

Melvyn I. Cohen	26,000 (4)	*

Barry Diamond	38,200(5)	*

Gerald Diamond(6)	399,912(7)	4.9%

Jean Diamond	49,000 (8)	*

Mark Diamond	111,715(9)	1.4%

Ronell Rivera	45,067(10)	*

Cary Rosenthal	37,060(1)	*

Dimensional Fund Advisors, Inc.	551,150 (11)	6.7%

FMR Corp.	960,000 (12)	11.7%

SED Associates (6)	146,850 (13)	1.8%

All current directors and executive	834,072(14)	10.2%
Officers as a group (11 persons)

  -------------------------------------------------------------------------

  * Represents less than one percent of the outstanding Common Stock.

  (1) The shares indicated include 10,000 shares subject to options exercisable within 60 days.

  (2) The shares indicated include 20,000 remaining shares of restricted stock award of 25,000 shares granted on May 10, 1999, which vest pro rata over 10 years, and 17,800 shares of restricted stock granted on February 28, 2001, which vest pro rata over 3 years. Mr. Ayers has sole voting power over all of the shares of restricted stock so awarded to him.

  (3) The shares indicated include 49,000 shares subject to options exercisable within 60 days.

  (4) The shares indicated include 26,000 shares subject to options exercisable within 60 days.

  (5) The shares indicated include 20,000 remaining shares of a restricted stock award of 25,000 shares granted to Mr. Barry Diamond on May 10, 1999, which vest pro rata over 10 years, and 18,200 shares of a restricted stock granted to Mr. Barry Diamond on February 28, 2001, which vest pro rata over 3 years. Mr. Barry Diamond has sole voting power over all of the shares of restricted stock awarded to him.

  (6) 4916 North Royal Atlanta Drive, Tucker, Georgia 30085.

  (7) The shares indicated include 3,912 shares held of record by Gerald Diamond as trustee for the benefit of his grandchildren. The shares do not include shares owned by Jean Diamond, as to which Mr. Diamond disclaims beneficial ownership. The shares indicated also do not include the shares owned of record by SED Associates of which Mr. Diamond is deemed the indirect beneficial owner as described in footnote (13) below.

  (8) Ms. Diamond has sole voting power over all of the shares. The shares indicated do not include 396,000 shares held by Gerald Diamond, the husband of Ms. Diamond, nor 3,912 shares held of record by Gerald Diamond as trustee for the benefit of their grandchildren, as to which Ms. Diamond disclaims beneficial ownership. The shares indicated also do not include the shares owned of record by SED Associates of which Mr. G. Diamond is deemed the indirect beneficial owner as described in footnote (13).

  (9) The shares indicated include 40,000 remaining shares of restricted stock award of 50,000 shares granted on May 10, 1999 which vest pro rata over 10 years, 23,250 shares of a restricted stock award granted on February 28, 2001, which vest pro rata over 3 years, 33,333 shares subject to options exercisable within 60 days, and 132 shares held of record by Mr. M. Diamond as trustee of a trust for the benefit of his sister, Julie Diamond Elster. Mr. M. Diamond has sole voting power over all of the shares of restricted stock so awarded to him.

  (10) The shares indicated include 7,000 remaining shares of restricted stock award of 10,000 shares granted April 4, 1998 and 12,000 remaining shares of restricted stock award of 15,000 shares granted May 10, 1999, both of which vest pro rata over 10 years, 9,400 shares of a restricted stock award granted on February 28, 2001, which vest pro rata over 3 years, and 16,667 shares subject to options exercisable within 60 days. Mr. Rivera has sole voting power over all of the shares of restricted stock so awarded to him.

  (11) The shares indicated are owned by several different funds managed by Dimensional Fund Advisors, Inc., 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401-1038.

  (12) All of the shares indicated are deemed beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of its serving as investment adviser to Fidelity Low-Priced Stock Fund, the owner of the 960,000 shares. FMR Corp.'s address is 82 Devonshire Street, Boston, Massachusetts 02109.

  (13) SED Associates is a general partnership of which Gerald Diamond is the managing partner. As managing partner, Mr. Diamond has sole voting and investment power with respect to the Common Stock owned by SED Associates. Therefore, Mr. Diamond is deemed the indirect beneficial owner of the shares of Common Stock owned of record by SED Associates.

  (14) The shares indicated include 172,000 shares subject to options exercisable within 60 days, 72,000 shares of restricted stock granted on May 10, 1999 which vest pro rata over 10 years, 7,000 shares of restricted stock granted on April 4, 1998 which vest pro rata over 10 years, 50,450 shares of restricted stock granted on February 28, 2001 which vest pro rata over 3 years, and 146,850 shares owned of record by SED Associates of which Gerald Diamond is deemed the indirect beneficial owner as described in footnote (12).

  EXECUTIVE COMPENSATION

  Executive Compensation Report

  The Board established a standing Compensation Committee on August 26, 1998 (see "Information Concerning Board of Directors" above). Prior to August 26, 1998, Gerald Diamond, Chairman of the Board and Chief Executive Officer of the Company, recommended to the Board (or in some cases a committee thereof as discussed below) for its approval the non-base salary compensation to be paid to executive officers of the Company, excluding himself, subject to any applicable employment agreements with those persons. Subsequent to August 26, 1998, all such recommendations were made to either the Compensation Committee or the Board's Stock Option Committee. Messrs. Aaron, Rosenthal and M. Cohen currently serve as the members of the Stock Option Committee, which administers the Company's various stock benefit plans (collectively, the "Plans") and as such, with the exception of the Company's 1995 Formula Stock Option Plan, reviewed and acted upon Mr. Diamond's recommendations with respect to stock option grants and restricted stock awards under those Plans. Messrs. M. Diamond and J. Cohen serve as the members of the committee administering the Company's 401(k) Plan (the A401(k) Plan") available to all eligible employees of the Company and SED International, including executive officers.

  Executive Compensation Philosophy. The Company's executive compensation program is designed to help it identify and retain outstanding executives in the microcomputer and wireless wholesale distribution industry. The Company believes this focus will enable it to hire and retain the best executive talent and help it meet its long-range objectives. Key elements of this philosophy include the following:

      Appeal to executives who are motivated to position the Company as a leader in selected markets.

      Align the financial interests of the executives with those of the shareholders.

      Provide compensation opportunities that are within the range of those provided by microcomputer and cellular telephone wholesale distribution companies of similar sizes.

  As a result of the emphasis on linking executive compensation to individual and corporate performance, the Company's executives may be paid more or less than executives of the Company's competitors.

  As a baseline, the Board and the Compensation Committee support the concept that stock ownership by management and stock-related compensation arrangements are beneficial in enhancing shareholder value and aligning interests among management, the Board and the shareholders.

  Executive Compensation Components. There are two components to the Company's executive compensation program: annual cash compensation (which includes base salary and annual cash bonuses) and long-term incentive compensation.

  Base Salary. Base salary in Fiscal 2001 for Gerald Diamond and Jean Diamond was set by an employment agreement between these persons and SED International. The base salary for the other Named Executive Officers was set by the Board.

  Bonuses. For any fiscal year, Gerald Diamond recommends to the Compensation Committee annual cash bonuses for the Company's executive officers (excluding himself). The Compensation Committee considers his recommendation and awards bonuses based on that recommendation and on the Committee's own subjective evaluation of the executive's individual leadership and performance in his or her area of responsibility and on the net earnings and return on equity of the Company for the fiscal year for which the bonus is to be awarded. Although the Compensation Committee gives the foregoing factors relatively equal weight in its deliberations, its ultimate determination is subjective and is not based on any particular stated individual or Company performance objectives. For Fiscal 2001, Mark Diamond received a cash bonus of $23,350 determined under a bonus plan covering Fiscal 2000. No other Named Executive Officer of the Company received a cash bonus for Fiscal 2001.

  Gerald Diamond's employment agreement provides for an annual cash bonus in an amount directly related to the Company's Pretax Adjusted Annual Income (as defined below) (see "Executive Compensation---Executive Compensation Report---CEO Compensation" and "Executive Compensation---Employment Agreements"). For Fiscal 2001 the Company did not attain its Pretax Adjusted Annual Income and no cash bonus was awarded to Mr. Diamond.

  Long-Term Incentives. The long-term incentive compensation program currently consists of stock grant and option plans pursuant to which the Company may grant executives and other key employees of the Company and its subsidiaries restricted shares of Common Stock and options to purchase Common Stock. Restricted shares of Common Stock granted to key employees are in the nature of a bonus without payment of any consideration by the recipient. The restricted shares become vested at the time or times specified by the committee administering the plan under which the stock grants are made, which may range from immediate vesting to ten years. Prior to vesting, however, recipients of awards have all other rights of a Shareholder, including the right to vote the shares and to receive any dividends declared and paid on the Common Stock so awarded. Generally, the exercise price of options granted under a stock option plan is equal to the fair market value of the underlying shares on the date of grant. Options are exercisable in installments ranging from 20% to 33.3% per year and expire ten years from the date of grant. The Board believes that the stock grant and option plans promote greater interest in the welfare of the Company by retaining executives and key employees and allowing them to share in the Company's success.

  CEO Compensation. Gerald Diamond's employment agreement with SED International is for a seven year period commencing on July 1, 1998. Thereafter, the term of the agreement is "evergreen" and it renews annually until it is terminated by the Company or Mr. Diamond pursuant to its terms. The agreement, however, is subject to automatic one-year extensions following the end of each year of employment, unless either SED International or Mr. Diamond gives notice within a specified period prior to the end of the year that the employment agreement will not be extended beyond its then-current term. Effective January 1, 2000, Mr. Diamond's employment agreement was amended by modifying the change in control provisions of the employment agreement to provide that on the occurrence of a change in control, Mr. Diamond will have the option to demand an immediate payment equal to three times the amount to be paid to Mr. Diamond for the remainder of the term of the contract, with a minimum term in this event of 12 months. Previously Mr. Diamond's contract provided that on a change in control he would receive payments equal to the amounts to be paid under the remaining term of the contract.

  Mr. Diamond's employment agreement provides for an annual base salary of $514,257 as of Fiscal 2001), increased annually in an amount based upon increases in the Consumer Price Index. Under the terms of the employment agreement, in addition to annual base salary, Mr. Diamond is eligible to receive annual cash bonuses equal to five percent of the Company's Pretax Adjusted Annual Income, which means with respect to a given fiscal year (a) the sum of earnings before taxes and minority interests of the Company as reported on its audited consolidated statement of operations for such fiscal year, excluding, in all cases, (i) any nonrecurring income and non recurring costs or expenses, which income, costs or expenses are extraordinary in the reasonable opinion of the Board, all as calculated in accordance with generally accepted accounting principles consistently applied, (ii) any interest income or expense and (iii) additional amortization or depreciation or increase in the cost of goods sold resulting from any asset revaluations or goodwill, less (b) $6,000,000. Mr. Diamond was not eligible to receive an annual cash bonus under his employment agreement for Fiscal 2001 because the Company did not have any Pretax Adjusted Annual Income for that year.

  Mr. Diamond's employment agreement also provides him with an automobile allowance, disability insurance coverage and a benefit payable to his surviving spouse, if any, upon his death. Mr. Diamond's employment agreement includes a covenant not to compete with SED International or the Company for a period of two years following termination of his employment with SED International and the Company.

  The Board's philosophy in establishing the base salary and performance bonus structure reflected in Mr. Diamond's employment agreement was to consider the pay to chief executive officers of similarly-sized companies in the microcomputer and wireless wholesale distribution industry as a guide and to provide an incentive to Mr. Diamond to remain with the Company and to continue to grow the business of the Company. The Board intends to evaluate Mr. Diamond's compensation package during fiscal 2002 based on the factors described above and Mr. Diamond's duties and responsibilities with respect to management of the Company. Any new compensation package that the Board may propose will be subject to the re-negotiation of Mr. Diamond's current employment agreement.

  Mr. Diamond also is eligible to receive additional compensation under the Company's long-term incentive compensation program described above.

  Other Compensation Plans. The Company and SED International maintain two broad-based employee benefit plans in which the executive officers are permitted to participate on the same terms as other employees. These are: (i) the 401(k) Plan and (ii) the Company's Savings Plan and Trust (the "Savings Plan"). Pursuant to both plans, the Company and SED International will match 25% of the amount of contributions of each participant up to ten percent of the participant's compensation. The Company and SED International may also elect in any year to make an additional contribution to either of the plans for that year, which additional contribution shall in no event exceed 15% of all participants' compensation for the Company's and SED International's taxable year. Neither of the plans provide for investments in Common Stock.

  Exchange Plan- In February 2001, the Company made an offer to employees of the Company to exchange stock options they previously received in the Company's 1991 Stock Option Plan (1991 Plan Options) for awards of restricted stock under the Company's 1997 and 1999 Stock Option Plan. Under the exchange, an employee received one share of restricted common stock for each option to purchase five shares of common stock surrendered. Employees who exchanged 100% of their 1991 Plan Options were also allowed to exchange options under other Company Plans at the same exchange ratio. A similar exchange offer was made to non-employee Directors for options they received in the Company's Director Plans and the 1999 Stock Option Plan. Based on the five-for-one exchange ratio, 2,039,778 options were exchanged for awards of 407,956 shares of restricted common stock. The exchanged options had an exercise price from $2.625 to $5.0625 and the average exercise price for the exchanged options was $4.39. The total valuation placed on the awards issued was approximately $446,000, based on the closing price of the common stock of $1.094 on February 28, 2001. The exchange increased the number of shares of the Company's common stock outstanding by 5.5%, but reduced potential dilutive impact on the Company's common stock associated with the 2,039,778 options exchanged and cancelled. Options returned to Plans will be available for re-issuance under those Plans.

  The exchange valuation of $446,000 resulted in non-cash deferred compensation in the amount of $413,000 for the employees' portion of the exchange, and the expense of $33,000 for the immediate vesting of the outside Directors' restricted stock.

  Subsequent to the exchange settlement, stock awards issued to certain officers of the Company and its subsidiary, SED International, Inc., were accelerated and immediately vested. The accelerated vesting resulted in the recognition of non-cash awards compensation expense of $462,000 in the March 31, 2001 quarter consisting of $186,000 for the exchange awards and $276,000 for previously issued awards.

  Limitations on the Deductibility of Compensation. Pursuant to the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's Named Executive Officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1 million. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1 million base. It has been determined that no portion of anticipated compensation payable to any executive officer in Fiscal 2001 would be non-deductible. The Compensation Committee will continue to address this issue when formulating compensation arrangements for executive officers.

  SUBMITTED BY THE COMPENSATION COMMITTEE OF

  THE BOARD OF DIRECTORS OF

  SED INTERNATIONAL HOLDINGS, INC.

  Stewart I. Aaron

  Joel H. Cohen

  Gerald Diamond

  Cary Rosenthal

  This Executive Compensation Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement in any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  Compensation Committee Interlocks and Insider Participation

  The Board established a standing Compensation Committee on August 26, 1998 (see "Information Concerning Board of Directors" above). Prior to August 26, 1998 the Board acted collectively to determine all forms of compensation other than base salaries for Gerald Diamond and Jean Diamond, which were governed by employment agreements, and stock options and stock awards, which were granted by members of the Board's Stock Option Committee (see "Executive Compensation---Executive Compensation Report" above). During Fiscal 2001, the members of the Compensation Committee were Messrs. Aaron, J. Cohen, G. Diamond and Rosenthal. Mr. Diamond is the Chief Executive Officer of the Company. None of the other members is or has ever been an officer or employee of the Company. There were no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers served on the Company's Compensation Committee. Except as described under "Lease of Headquarters," below, none of the members of the Compensation Committee engaged in transactions or had relationships requiring disclosure under Item 404 of Regulation S-K in Fiscal 2001. Except for Gerald Diamond, who serves as Chairman of the Board and Chief Executive Officer of the Company and SED International; Mark Diamond, who serves a President and Chief Operating Officer of the Company and SED International; and Larry G. Ayers who serves as Vice President Finance and Chief Financial Officer of the Company and SED International, none of the other members of the Board are or have been officers or employees of the Company.

  Lease of Headquarters

  On April 1, 1999 the Company signed a seven year lease with the Diamond Chip Group LLC, successor owner of the premises used by the Company for its headquarters. The members of the Diamond Chip Group LLC are Gerald Diamond, Jean A. Diamond and Nathan Diamond Revocable Trust, who own respectively 37.5%, 37.5%, and 25% of the outstanding interests in this entity. The beneficiaries of the Nathan Diamond Revocable Trust are Julie Diamond and Mark Diamond, children of Gerald and Jean Diamond. The predecessor owner of the premises was Royal Park Company, a Georgia general partnership whose partners were Gerald and Jean Diamond.

  Rental payments for Fiscal 2001 were $258,833. Rent escalates each October at a rate of 3% per year. In addition to rental payments, the Company pays all operating costs associated with the lease of its headquarters. The lease includes an option for one three-year renewal upon expiration of the initial term.

  The lease also provides the Company with a right of first refusal to purchase the premises in the event Diamond Chip Group LLC proposes to sell the facility during the lease term. The Company believes that the lease with the Diamond Chip Group LLC is, on terms no less favorable than those available from unaffiliated parties.

  Legal Services

  The Company utilizes the legal services of Cohen, Pollock, Merlin, Axelrod & Small, P.C. ("CPMAS") for various matters from time to time. Mr. Elliott Cohen is a director of the Company and Mr. Cohen is a senior partner and founder of CPMAS. (See "Directors Continuing in Office - Class III - Term to Expire in 2003").

  Compensation Tables

  This section of the Proxy Statement discloses the compensation awarded or paid to, or earned by (i) the Company's Chief Executive Officer, and (ii) the four other most highly compensated persons serving as executive officers of the Company at the end of Fiscal 2001 earning over $100,000 in salary and bonus (together, these persons are sometimes referred to as the "Named Executive Officer"). The Company did not award any stock appreciation rights ("SARs") during Fiscal 2001.

  Summary Compensation Table

_________Annual Compensation_________	_________________Long-Term Compensation_________________
__________Awards_____________	__________Payments_____

				Other		Securities		All
				Annual	Restricted	Underlying		Other
				Compen-	Stock	Options	LTIP	Compen-
Name And				sation	Awards	/SARS	Payment	Sation
Principal Position	Year	Salary	Bonus ($)	($)	($) (1)	(#)	($)	($) (2)

Gerald Diamond	2001	514,257	0	21,891	159,724	0	0	2,625
Chairman of the Board,	2000	496,357	0	21,112	441,000	0	0	2,625
Chief Executive Officer and	1999	487,026	0	19,324	237,500	280,000(3)	0	2,500
Director of the Company
and SED International, Inc.

Mark Diamond	2001	258,059	23,350	20,547	25,435	0	0	2,111
President, Chief Operating	2000	239,579	10,000	4,496	0	50,000	0	1,396
Officer and Director of the	1999	220,709	0	0	118,750	109,250 (3)	0	2,615
Company and SED International, Inc.

Jean A. Diamond	2001	213,771	0	4,968	26,256	0	0	2,625
Executive Vice President of	2000	203,592	0	3,728	0	50,000	0	2,701
SED International, Inc.	1999	193,559	0	0	59375	70,000 (3)	0	2,615

Barry Diamond	2001	165,097	2,150	15,415	19,910	0	0	2,613
Vice President of Wireless	2000	160,000	20,000	5,750	0	25,000	0	2,720
Division of SED International,	1999	160,000	2,058	0	93,750	30,000	0	610
Inc.

Ronell Rivera	2001	250,000	0	17,785	10,283	0	0	3,256
President SED Latin America,	2000	220,024	0	59,185	0	25,000	0	2,505
SED International, Inc.	1999	162,501	16,000	0	35,625	53,000 (3)	0	1,991
    The dollar value of the restricted stock was determined by multiplying the number of restricted shares granted by the closing sales price of the Common Stock as reported by the Nasdaq National Market ("Nasdaq") on date of grant. Dividends, if any, are accrued on restricted stock
    The amount indicated relate to contributions made by the Company pursuant to the 401(k) Plan and the Savings Plan for the benefit of each Named Executive Officer.
    Represents options that were repriced during Fiscal 1999.

  Option Grants in Fiscal 2001

  No options or SARs were granted to the named executive officers during fiscal 2001.
  Options Exercised in Fiscal 2001 and Values at June 30, 2001

  This table presents information regarding options exercised for shares of Common Stock during Fiscal 2001 and the number and value of unexercised options held at June 30, 2001. There were no SARs outstanding during Fiscal 2001. The value of unexercised in-the-money options at fiscal year-end was calculated based on the closing sales price of the Common Stock reported by Nasdaq on that date.

  Aggregated Option Exercises in Fiscal 2000 and 2000 Fiscal Year-End Option Value

  Number of Value Of

  Securities Underlying Unexercised

  Shares Unexercised In The Money

  Acquired Value Options Options At

  On Exercise Realized At Fiscal year End (#) Fiscal Year End ($) (1)

  Name (#) ($) Exercisable Unexercisable Exercisable Unexercisable

Gerald Diamond	0	0	0	0	0	0
Mark Diamond	0	0	38,333	19,167	0	0
Jean Diamond	0	0	0	0	0	0
Barry Diamond	0	0	0	0	0	0
Ronell Rivera	0	0	19,167	9,583	0	0

    Value of Unexercised, In-The-Money Options at June 30, 2001 is calculated as follows: [(Per Shares Closing Sales Price on June 30, 2001)-(Per Share Exercise Price)] x Number of Shares Subject To Unexercised Options. Per Share Closing Sales Price as reported by Nasdaq on June 30, 2001 was $1.15

  Employment Agreements

  SED International has employment agreements with Gerald Diamond, Jean Diamond, Mark Diamond, Barry Diamond and Ronell Rivera. The employment agreement with Gerald Diamond is described under "Executive Compensation---Executive Compensation Report---CEO Compensation." The employment agreement with Jean Diamond is also evergreen and renews annually until it is terminated by the Company or Ms. Diamond pursuant to the terms thereof. The Agreement provides for an employment term of five years renewable and (i) provides for an annual base salary of $213,771 (as of Fiscal 2001), increased annually in an amount equal to the greater of five percent of her then current salary or an amount based upon increases in the Consumer Price Index, (ii) provides for an automobile allowance, and (iii) does not provide for an annual bonus. Gerald Diamond and Jean Diamond's contracts automatically renew each year.

  Gerald Diamond's and Jean Diamond's employment agreements provide that if a Change of Control (as such term is defined below) occurs while the employee is employed by SED International, and if the employee's employment is terminated involuntarily, or voluntarily by the employee upon the occurrence of certain events, the employee may notify SED International and request a cash payment in an amount equal to all annual salary, bonuses and other benefits owing to the employee from the date of termination through the remainder of the term of the employee's employment agreement, except that if the term remaining in the employment agreement is less than 12 months, the employee shall receive an amount equal to at least 12 months of such compensation.

  Under Gerald Diamond's and Jean Diamond's employment agreements a Change of Control is deemed to have occurred when (i) any individual or entity becomes the beneficial owner of securities of the Company or SED International representing 30% or more of the combined voting power of the Company's or SED International's then-outstanding securities entitled to vote generally in the election of directors; (ii) the Company's Continuing Directors (a term defined to include directors as of the date of execution of the employment agreements and their duly approved successors) fail to constitute at least a majority of the members of the Board; (iii) all or substantially all of the assets of the Company are sold without being duly approved by the Continuing Directors; or (iv) with respect to Mr. Diamond only, Mr. Diamond shall no longer be a member of the Board of the Company or SED International, unless (x) Mr. Diamond shall have declared in writing his desire to resign such positions or that he no longer wishes to serve as a director, (y) Mr. Diamond shall have died or become disabled during the term of the employment agreement, or (z) Mr. Diamond's employment shall have been terminated for Cause (as the term "Cause" is defined in Mr. Diamond's employment agreement).

  Mark Diamond is President of SED International, Inc. Mr. Diamond's employment agreement provides an employment term of 5 years, commencing November 9, 1999. The agreement also provides for (i) an annual base salary of $250,000 (as of Fiscal 2001), increased annually in an amount equal to 5% of his then current salary, (ii) an automobile allowance, and (iii) the possibility of an annual bonus. The Company may terminate Mr. Diamond's employment for "good cause," as defined in his employment agreement. In the event of termination without "good cause," the Company is obligated to pay Mr. Diamond the greater of his base salary for the remaining period of his employment agreement or 12 months of base salary, less applicable withholdings.

  Barry Diamond is Vice President of the Wireless division of SED International, Inc. Mr. Diamond's employment agreement provides an employment term of 3 years commencing on November 11, 1999. The employment agreement also provides for (i) an annual base salary of $175,000 (as of fiscal 2001) (ii) an automobile allowance, and (iii) the possibility of an annual bonus. The Company may terminate Mr. Diamond's employment for "good cause" as that term is defined in the employment agreement. In the event of termination for "good cause" the Company is obligated to pay Mr. Diamond his base salary up through the date of his termination, less applicable withholding. The Company may also terminate Mr. Diamond without good cause, and in this event the Company is obligated to pay Mr. Diamond his base salary and benefits for the greater of 12 months or the remaining term of the employment agreement.

  Ronell Rivera is President of the Latin-American Division of the Company. Mr. Rivera's employment agreement is for a term of 3 years, commencing July 1, 2000. The agreement provides for an annual base salary of $250,000 (as of Fiscal 2001). The base salary is increased annually in an amount equal to 5%. In addition to his salary the employment agreement provides Mr. Rivera with (i) an automobile allowance, (ii) life insurance coverage, and (iii) the possibility of an annual bonus. The Company may terminate Mr. Rivera's employment for "good cause," as defined therein. In the event of termination without "good cause," the Company is obligated to pay Mr. Rivera the greater of his base salary for the remaining period of his employment agreement or 12 months of base salary, less applicable withholdings.

  FIVE YEAR PERFORMANCE GRAPH

  The following graph presents a comparison of the cumulative total shareholder return on the Company's Common stock with the Nasdaq Stock Market (U.S.) Index and the average performance of a group consisting of the Company's peer corporations on a line of business basis. The companies comprising the peer issuers group are Arrow Electronics, Inc; Avnet, Inc.; Ingram Micro Inc.; Merisel, Inc.; Savoir Technology Group, Inc.; Tech Data Corporation, This graph assumes that $100 was invested on June 30, 1996, in the Company's Common Stock and in the other indices and that all dividends were reinvested. The peer corporations were weighted on a market capitalization basis at the time of each reported data point. The stock price performance shown below is not necessarily indicative of future price performance.

	Base
	Period	Return	Return	Return	Return	Return
	1996	1997	1998	1999	2000	2001
SED International Holdings, Inc.	100.00	206.00	130.00	38.00	64.00	18.40
Peer Group Index	100.00	132.64	172.01	161.33	173.57	139.31
NASDAQ National Market (U.S.) Index	100.00	121.69	159.89	226.67	334.69	182.32

  CERTAIN TRANSACTIONS

  See the section entitled "Executive Compensation---Compensation Committee---Interlocks and Insider Participation" for a discussion of certain transactions and arrangements among the Company and its affiliates.

  SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 (a) of the Exchange Act requires the Company's executive officers, directors and shareholders beneficially owning more than ten percent of all outstanding Common Stock ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to their beneficial ownership of the Company's equity securities. Based solely on a review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, written representations by Reporting Persons that no Form 5 was required, the Reporting Persons have complied with all applicable Section 16 (a) filing requirements during and with respect to Fiscal 2001.

  INDEPENDENT AUDITORS

  The firm of Ernst & Young LLP ("E&Y") served as the Company's independent auditors for fiscal 2001. The firm of Deloitte & Touche LLP ("D&T") served as the Company's independent auditors for Fiscal 2000 and 1999. A representative of E&Y is expected to attend the Annual Meeting to respond to questions from shareholders and to make a statement if he or she so desires.

  Audit Fees. The aggregate fees billed by the Company's auditors, Ernst & Young LLP, for professional services rendered for the audit of the Company's annual financial statements for the year ended June 30, 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for that year were $279,000.

  All Other Fees. The aggregate fees billed for services rendered by Ernst & Young LLP for 2001, other than the services described above, were $62,000. The Audit Committee has considered the issue of whether the provision of the non-audit services is compatible with maintaining the auditor's independence.

  Change of Accountants. On September 7, 2000, Deloitte & Touche, LLP notified the Company that they declined to stand for reappointment as the Company's independent accountants after completion of their audit of the Company's consolidated financial statements for the year ended June 30, 2000. The Company engaged Ernst & Young, LLP as its new independent accountant as of October 18, 2000. During the two most recent fiscal years and through October 18, 2000, the Company has not consulted with E&Y regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

  During the Company's fiscal years ended June 30, 1998, 1999 and 2000 (the "Prior Fiscal Years") and the subsequent interim period through September 7, 2000, there were no disagreements with D&T on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their report.

  D&T's reports on the Company's consolidated financial statements for the Prior Fiscal Years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

  During the Prior Fiscal Years and the subsequent interim period through September 7, 2000, there were no reportable events as defined by Item 304(a)(i)(v) of Regulation S-K.

  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

  Any shareholder of the Company wishing to submit a proposal for action at the Company's 2002 Annual Meeting of Shareholders must provide a written copy of the proposal to the management of the Company at its principal executive offices not later than June 6, 2002 and must otherwise comply with the rules and regulations of the Commission applicable to shareholder proposals.

  ANNUAL REPORT

  The Company's 2001 Annual Report to Shareholders, which includes financial statements, is being mailed to the Company's Shareholders with this Proxy Statement. The Annual Report is not part of the proxy soliciting material.

  OTHER MATTERS

  The Board does not know of any other matters to be presented at the Annual Meeting for action by Shareholders. If any other matters requiring a vote of the Shareholders arise at the Annual Meeting or any adjournment thereof, however, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgement of the persons acting under the proxies.

  The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company may request brokers and others to forward proxies and soliciting materials to the beneficial owners of Common Stock, and will reimburse them for their reasonable expenses in so doing.

  A list of Shareholders entitled to be present and vote at the Annual Meeting will be available during the Annual Meeting for inspection by shareholders who are present.

  If you cannot be present in person, you are requested to complete, sign, date and return the enclosed proxy promptly. An envelope has been provided for your convenience. No postage is required if mailed in the United States.

  By Order of the Board of Directors,

  /s/ Larry G. Ayers, Secretary

  October 19, 2001

  Tucker, Georgia